Exhibit 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT is entered into by and between Solera National Bancorp, Inc. and Solera National Bank (collectively, the “Employer”) and Mark Martinez (“Employee”) for good and valuable consideration, the sufficiency of which is hereby acknowledged.

1.             Employee and Employer agree that Employee’s termination of employment with Employer was effective as of February 23, 2011 (the “Separation Date”).

2.             Regardless of whether he signs this Separation Agreement, Employee has been paid all compensation he has earned through the Separation Date; Employer has reimbursed Employee for reasonable business expenses incurred through the Separation Date upon submission by Employee of expense reports in accordance with company policy.

3.             In exchange for and in consideration of Employee’s agreement to this Separation Agreement, Employer agrees to provide Employee with severance pay in the aggregate gross amount of $82,500.08 less applicable withholding.  The parties acknowledge that the severance/consideration payments are compensation from which customary federal and state withholding and payroll taxes shall be deducted.  Employer will provide the consideration/severance payment as follows:

(a)  Pay Employee the above noted severance pay in thirteen (13) equal installments to coincide with Employer’s regular bi-weekly pay dates.  Each installment will be the gross sum of $6,346.16 less the deductions noted above. Payments will begin with the pay period beginning after the seven-day revocation period noted in paragraph 10 has concluded. Employee understands that he will not receive any payment under this Agreement if he revokes it.

(b)  Employer previously granted stock options to Employee.  As of February 23, 2011, Mark Martinez held 54,268 vested stock options.  Solera National Bancorp, Inc. has agreed to extend the period for execution of these options to September 30, 2013.  Of these options, 51,768 were granted with an exercise price of $10.00 per share and 2,500 were granted at an exercise price of $7.10 per share.

Employee acknowledges that he would not be entitled to receive the consideration/severance payments described above if he did not agree to all of the terms of this Separation Agreement.  Employee agrees to immediately return to any and all property and documents of Employer.  Employee agrees to cooperate with the Company to resolve all other issues relating to Employee’s separation from employment and also agrees to cooperate and respond to employer’s questions during the time period that Employee is receiving severance payments from Employer. Should such transitional assistance require more than a de minimis amount of time, employee shall receive reasonable recompense.  Employee agrees that he is not entitled to any other compensation or benefits except as expressly provided herein.

4.             Employee hereby releases Employer and its parent, subsidiary, and sister companies, and their respective officers, directors, agents, shareholders, employees, and benefit plans (collectively “Released Persons”) of and from any and all past, present, causes of actions, claims, demands, damages, expenses, charges, complaints, obligations and liability of any nature or kind whatsoever on account of, or in any way growing out of, his employment with or separation from employment with Employer, whether such liability or damages are accrued or unaccrued, known or unknown at this time.  This release includes, without limitation, any and all rights or claims under any common law theory such as defamation, intentional infliction of emotional distress, outrageous conduct, breach of contract, invasion of privacy, wrongful discharge, breach of implied covenant, and any claim of discrimination on the basis of sex, race, creed, religion, age, disability, sexual orientation, or national origin under any municipal ordinance or under any statute of the United States or Colorado, including without limitation, any claim under Title VII of the 1964 Civil Rights Act, The Civil Rights Acts of 1866 and 1871, the Americans with Disabilities Act,  the Colorado Civil Rights Act (C.R.S. Sections 24-34-301 et seq. and 24-34-401 et seq.), and the Age Discrimination in Employment Act of 1967 as amended, which is codified beginning at 29 U.S.C. Section 621.  The Release does not affect Employee’s right to file a charge with or participate before the Equal Employment Opportunity Commission.  However Employee agrees that in the event any claim covered by the foregoing release is instituted by anyone or any Governmental entity on his behalf in which damages or other remedies of any nature are sought against the Employer this agreement shall serve as a complete defense to such claims and that employee is expressly waiving the right to recover any monetary award, equitable or relief of any nature, damages and attorney’s fees from any such proceeding.

5.             The release in paragraph 4 does not include a release or waiver of the following:

a)     any rights of Employee which are already vested as of the Separation Date to benefits under Employer’s 401(k) Plan;

b)    any rights: (i) to elect continuation coverage under Employer’s group health plan in accordance with the terms of COBRA, or (ii) to otherwise maintain coverage under Employer’s group health plan if the plan so provides at the time of Employee’s separation from employment; and

c)     any claims which Employee may have under Colorado statutes for workers compensation benefits and/or unemployment compensation benefits; and

d)    any rights or claims arising under the Age Discrimination in Employment Act after the date that Employee signs this Separation Agreement.

6.             Employee agrees that he will not file, cause to be filed, or prosecute any civil suit in any court for any claims which are released in Paragraph 4.  In the event that Employee breaches this paragraph, all Released Persons shall be entitled to recover from Employee all reasonable attorney fees and costs incurred as a result of such breach, provided, however, that Employee’s obligation to pay attorney fees and costs shall apply to claims asserted under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act only as specifically authorized by federal law.

7.             Employee agrees and covenants that at no time will he use, disclose, communicate, or transmit to other persons any Confidential Information of Employer.  For purposes of this Agreement, “Confidential Information” shall mean any information or material of a confidential nature or proprietary to Employer which is not generally available to the public, to which Employee obtained knowledge or access as a result of Employee’s employment with Employer.  Confidential Information includes all information designated as such by Employer, but the absence of such a designation shall not prevent information from being Confidential Information if it is not generally available to the public. Employee agrees that the terms, amount, and fact of this Agreement are also confidential information.  Employee represents that he has not disclosed such confidential information to any other person or entity, except to his attorneys, tax advisors, and spouse.  Employee agrees that hereafter he will not disclose any such confidential information to any other person or entity, except to his attorneys, tax advisors, spouse, or as required by law, or required in connection with an inquiry made by a regulatory agency or court order.   Any disclosure of such confidential information by Employee’s attorneys, tax advisors, or spouse will be deemed to be a disclosure by Employee.

8.             Employee acknowledges that his position for Employer was as an executive and management  employee within the meaning of Colorado’s non-compete and trade secret statute  CRS § 8-2-113(2)(D). For a period of 2 years from the Separation Date Employee shall not directly or indirectly:

a)     Cause or attempt to cause the termination of, or interfere, or attempt to interfere with the relationship between, or hire or attempt to hire any employee, agent, or contractor of Employer, or any Employer affiliate.

b)    Solicit business from any customer or client served by Employer during the employment relationship or interfere or attempt to interfere with any transaction, agreement, or business relationship in which Employer or any affiliate was involved at any point during the employment relationship.

9.             Employee acknowledges that the restrictions contained in this section are fair and reasonable and necessary for the protection of Employer’s business and that a breach of this section will cause Employer to suffer immediate and irreparable harm and damage for which money alone cannot fully compensate Employer.  Employee agrees that upon breach or threat of imminent breach of any obligation under this section, Employer shall be entitled to immediately suspend any unpaid installment payments and secure a temporary restraining order, preliminary injunction, permanent injunction, or other injunctive relief, without posting any bond or other security, and that Employee shall not oppose entry of any of these measures. This section shall not be construed as an election of any remedy, or as a waiver of any right available to Employer under this agreement or the Colorado law governing this agreement, including the right to seek damages and to recover all of its attorney’s fees and costs from Employee.

10.           Employer, for itself, its representatives, agents, successors, executors, administrators, attorneys, representatives and assigns, now fully and forever releases and discharges the Employee from any and all liability for any and all claims, demands, damages, costs, liabilities, losses of services, losses, expenses, legal expenses and attorney fees, costs, losses, liabilities, claims, damage to property, bodily damage, personal and psychological injuries, and the consequences thereof which Employer may now have or hereafter have resulting, or which may result, from Employee’s employment with Solera National Bancorp, Inc. arising prior to the date and time of the execution of the Settlement Agreement, Waiver and General Release, for which it has claimed or could have claimed against Employee.

11.           Employer further agrees that future references regarding Employee will be directed to Solera National Bank’s Human Resources Department and a neutral reference will be provided.  This information typically will be provided:

(a).          Dates of his employment;

(b).          His position;

(c)           His job duties, if asked;

(d)           Confirm salary, if requested.

12.           This Separation Agreement constitutes the entire agreement between Employee and Employer concerning his employment with Employer and his separation from employment with Employer and supersedes all prior agreements relating thereto, and there are no other promises, understandings, or agreements relating thereto except as may be provided herein.   Both parties agree and acknowledge that they have not relied upon any representation, whether written or oral, of the other party in connection with entering into this Separation Agreement.  Nothing in this Agreement shall be construed as an admission of liability or wrongdoing by either party.  The purpose of this Agreement is solely to amicably resolve all issues relating to Employee’s employment and separation from employment with Employer and to provide transitional assistance to Employee.  No rules of construction based upon which party drafted any portion of this Agreement shall be applicable in the event of any dispute over its meaning or interpretation.  This Agreement shall be construed and enforced in accordance with the law of the State of Colorado.

13.           The parties agree that this Separation Agreement may be enforced by a Colorado court of competent jurisdiction and may be used as evidence in a subsequent proceeding in which any of the parties alleging material breach of this Agreement. In the event of litigation concerning the subject matter of this Agreement, the prevailing party shall be entitled to recover that party’s reasonable costs, expenses and attorney’s fees incurred in the prosecution of such action. If any provision of this Agreement is found to be invalid or unenforceable by a court of competent jurisdiction, the remaining terms of this Agreement will remain in full force and effect, and any Court having jurisdiction shall modify any such invalid or unenforceable provision to the extent necessary for it to be valid and enforceable.

14.          Employee understands that this is an important legal document.  Employee is advised to consult with an attorney before signing this Separation Agreement.  Employee has 21 days after receiving this Separation Agreement to consider it, and if Employee chooses to agree to the terms of this Separation Agreement, Employee understands that he must sign and return this Separation Agreement to Employer within that 21-day period. Employee acknowledges that if he signs this Agreement before the end of the twenty-one

(21) day period, it will be his/his personal, voluntary decision to do so. If Employee signs this Separation Agreement, he will then have the right to revoke this Separation Agreement by delivering written notice of revocation, but such notice must be received by Employer within seven days after the date that Employee signed this Separation Agreement.  Employee agrees that the rescission must be in writing and delivered or mailed to Employer. If mailed by US or private service the rescission must be received within the seven (7) day period, properly addressed to Doug Crichfield, President & CEO, Solera National Bank, 319 S. Sheridan Blvd., Lakewood, CO 80225.  If this Separation Agreement is not signed and delivered within 21 days, or if it is revoked within the seven day period, neither Employee nor Employer will have any rights or obligations under this Separation Agreement.

15.           It is expressly understood that Employee has read and reviewed this Separation Agreement and every word of it, that Employee has had an opportunity to discuss this Separation Agreement with an attorney if he chose to do so, and that Employee understands this Separation Agreement.  By signing below, Employee represents that this Separation Agreement has been entered into voluntarily and knowingly and is binding upon him, his heirs, and personal representatives, and shall inure to the benefit of Employer, its successors and assigns.

[signatures on following page]

Signature page to Separation Agreement.

This Separation Agreement can be executed in counter-parts. The duly authorized parties have caused this Separation Agreement to be executed:

Employee

/s/ Mark Martinez	4-8-2011
Mark Martinez	Date

STATE OF COLORADO	)
) ss.
COUNTY OF DENVER	)

The foregoing Separation Agreement was acknowledged before me this 8th day of April, 2011, by Mark Martinez.

WITNESS my hand and official seal.

My commission expires: 03/23/2014

Marian Mesta
Notary Public

Solera National Bancorp, Inc.

By:	/s/ Doug Crichfield	April 12, 2011
	Doug Crichfield, President & CEO	Date

STATE OF COLORADO	)
) ss.
COUNTY OF DENVER	)

The foregoing Separation Agreement was acknowledged before me this 12 day of April , 2011, by Doug Crichfield as President & CEO of Solera National Bancorp, Inc., on behalf of said corporation.

WITNESS my hand and official seal.

My commission expires: 02/22/2013	N. Virginia Jason
Notary Public